EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GUILFORD PHARMACEUTICALS REPORTS 2003
YEAR-END FINANCIAL RESULTS

BALTIMORE, MD, February 17, 2004 — Guilford Pharmaceuticals Inc. (NASDAQ:GLFD) today reported financial results for the year ended December 31, 2003. For 2003, Guilford reported a net loss of $53.9 million, or $1.82 per share, compared to a net loss of $59.3 million, or $1.99 per share for 2002.

Total revenues in 2003 were $27.6 million compared to $14.7 million in 2002. Revenues for GLIADEL® Wafer (polifeprosan 20 with carmustine implant) in 2003 were $19.2 million compared to $14.5 million in 2002, an increase of 32% year-over-year. Increased unit sales of GLIADEL® in 2003 compared to 2002 is attributable in large part to Guilford’s receipt in February 2003, from the U.S. Food and Drug Administration, of an approval to use the product at the time of initial surgery for high-grade malignant glioma. Revenues for AGGRASTAT® Injection (tirofiban hydrochloride) for the period from October 28, 2003 through December 31, 2003 were approximately $2.5 million. Additionally, the Company received non-recurring license fees and royalties totaling $5.6 million related to the Guilford’s NAALADase and DOPASCAN™ Injection technology.

Total costs and expenses in 2003 were $79.8 million compared to $78.8 million in 2002. 2003 costs and expenses include $1.1 million in non-cash amortization expenses and a one-time charge to earnings of $8.1 million for “in process research and development,” both related to the acquisition of AGGRASTAT. Cost of sales in 2003 was $4.1 million compared to $2.8 million in 2002. Gross profit percentage amounted to 81% in 2003 compared to 80% in 2002.

Research and development expenses decreased approximately 27% to $33.6 million in 2003 compared to $46.1 million in 2002. The reduction in research and development expenses year-over-year results primarily from restructuring efforts taken in the third quarter of 2002, which eliminated certain non-core programs, resulting in both reduced headcount and associated overhead expenses.

Selling, general and administrative costs totaled $32.1 million in 2003 compared to $29.0 million for the corresponding period in 2002. For 2003, the costs incurred to market, sell and distribute GLIADEL® and AGGRASTAT® were $14.3 million compared to $13.8 million in 2002. General and administrative expenses were $17.8 million in 2003 compared to $15.2 million in 2002. The increase in selling, general and administrative expenses in 2003 resulted primarily from activities to support the re-launch of AGGRASTAT®, including expanding and training the sales force and developing and implementing a new marketing campaign and promotional materials for AGGRASTAT®.

At December 31, 2003, Guilford had $101.9 million in unrestricted and restricted cash, cash equivalents and investments compared to $101.8 million at the end of 2002.

“For more than a year, we have been committed to increasing Guilford’s revenues, focusing new product development, and controlling costs,” remarked Craig R. Smith, M.D., Chairman, President and Chief Executive Officer. “Last year we succeeded in almost doubling total revenues from $14.7 million to $27.6 million by increasing sales of GLIADEL®, acquiring AGGRASTAT® from Merck, and successfully completing a licensing transaction with Pfizer.”

“Our new product development efforts were focused on AQUAVAN® and GPI 1485,” continued Dr. Smith. “The Phase II results for AQUAVAN® were positive and we intend to pursue Phase III trials in procedural sedation as soon as possible. The Phase II program for GPI 1485 now consists of three ongoing trials with a fourth planned, two of which are being financially supported by the National Institutes of Health. We achieved these important product development objectives while decreasing research and development expenses by 27%.”

“In 2004, we will continue to concentrate on increasing revenues, focusing product development and controlling costs,” continued Dr. Smith. “Product revenues are expected to increase substantially this year as a result of the addition of AGGRASTAT® to our product portfolio. As well, we anticipate receiving marketing authorization for GLIADEL® in Europe and are preparing to launch the product through our network of distributors. Our research and development activities will be focused on two Phase III trials, one for a PCI indication for AGGRASTAT® and the other for procedural sedation with AQUAVAN®. We will also continue the development of GPI 1485, either on our own or through one or more strategic collaborations.”

About Guilford
Guilford Pharmaceuticals Inc. is a fully integrated pharmaceutical company engaged in the research, development and commercialization of products that target the hospital market. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of brain cancer, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist used for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes a novel anesthetic, AQUAVAN® Injection, and drugs for treating Parkinson’s disease and post-prostatectomy erectile dysfunction. For additional information about GLIADEL® (polifeprosan 20 with carmustine implant) and AGGRASTAT® (tirofiban hydrochloride), please see www.GLIADEL.com and www.AGGRASTAT.com, respectively.

Conference Call

Guilford will host a conference call to review its year-end 2003 results. The conference call will take place at 11:00 a.m. E.T. on Tuesday, February 17, 2004. The dial in number for participants in the U.S. is (800) 901-5241, and for international callers (617) 786-2963. The participant passcode is 181598332.

Conference Call Replay

An audio replay of the conference call will be available for 48 hours beginning at approximately 1:00 p.m. ET on February 17, 2004 through 1:00 p.m. E.T. on February 19, 2004. To access the replay, U.S. residents should dial (888) 286-8010, and international callers should dial (617) 801-6888, passcode 11020980.

Webcast

Guilford will hold a live webcast of this conference call. To access the webcast, please visit our website at www.guilfordpharm.com under the investor / conference section and follow the instructions provided. An audio archive of the call will be available on the website until February 19, 2004.

(Table Follows)

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES
Financial Highlights
(unaudited)

Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31		December 31
	2003	2002	2003	2002
Revenues:
Net product sales	$8,009	$1,596	$21,717	$14,538
Other revenues	111	—	5,888	127

Total revenues	8,120	1,596	27,605	14,665

Costs and expenses:
Cost of sales	1,211	301	4,110	2,836
Research & development	9,371	10,210	33,624	46,103
Selling, general and administrative	9,826	6,117	32,076	29,005
Intangible amortization	1,282	210	1,912	840
Acquired in-process research & development	8,093	—	8,093	—

Total costs and expenses	29,783	16,838	79,815	78,784

Operating loss	(21,663)	(15,242)	(52,210)	(64,119)

Other Income (Expense)
Investment and other income	641	1,095	3,002	5,350
Revenue interest expense	(1,557)	—	(1,557)	—
Interest expense	(1,539)	(191)	(3,182)	(501)

Net loss	$(24,118)	$(14,338)	$(53,947)	$(59,270)

Basic & diluted net loss per common share:	$(0.80)	$(0.48)	$(1.82)	$(1.99)

Shares used in the calculation of basic & diluted net loss per share	30,128	29,846	29,689	29,805

Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2003	2002
Assets:
Cash, cash equivalents and investments	$101,943	$101,803
Accounts receivable	3,460	768
Inventories	2,504	2,993
Property and equipment	22,395	6,534
Intangible and other assets	91,021	8,988

	$221,323	$121,086

Liabilities and Stockholders’ Equity:
Current liabilities	$21,980	$16,583
Long-term debt and other liabilities	89,988	5,245
Revenue interest obligation	42,155	—
Stockholders’ equity	67,200	99,258

	$221,323	$121,086

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Contact: Stacey Jurchison, Director, Corporate Communications – 410.631.5022
Internet Address: http://www.guilfordpharm.com

This press release contains forward-looking statements that involve risks and uncertainties, including those described in the section entitled “Risk Factors” contained in the Company’s Current Report on Form 8-K filed with the SEC on November 12, 2003, that could cause the Company’s actual results and experience to differ materially from anticipated results and expectations expressed in these forward-looking statements. Among other things, there can be no assurance that the Company will be able to increase sales of GLIADEL® Wafer or AGGRASTAT® Injection, or that the Company will be able to successfully develop and commercialize any of its product candidates, including AQUAVAN® Injection or GPI 1485. Further, the Company may not be successful in its attempt to expand the label for AGGRASTAT® Injection.